Exhibit 4.77

Summary Translation for:

Beijing Yuantong Huayi Technology Group Company, Limited

Ownership Transfer Agreement

Buyer:	Tian Fengbin, PRC Identification Card Number: 220122197808164638

Seller 1:	Beijing Big Cloud Century Network Technology Company, Limited
Uniform Commercial Code Number: 911101050981618055
Authorized representative: Pat Sek Yuen Chan

Seller 2:	Jinggangshan Leiyi Venture Capital Partnership Enterprise, Limited
Uniform Commercial Code Number: 91360881MA38CAA81P
Authorized representative: Lei Guo

Target Entity:	Beijing Yuantong Huayi Technology Group Company, Limited
Uniform Commercial Code Number: 91110105693243119H
Authorized representative: Che Xinyi

Wholly-owned subsidiary:

Yuantel (Beijing) Communication Technology Company, Limited (hereinafter Yuantel)
Uniform Commercial Code Number: 911101087684908870

The above Buyer, and Seller 1 and Seller 2 (the “Sellers”), executed this agreement on September 1, 2020.

Whereas:

1.	Seller 1 with its contributed capital of 24.75 million RMB owns 45% of the Target Entity. Seller 2 with its contributed capital of 6.60 million RMB owns 12% of the Target Entity. Target Entity contributed capital of 30 million RMB into Yuantel.

2.	The above parties, based on mutual benefits, have executed this agreement and confirmed their respectively obligations to carryout the transaction. The Buyer agreed to be bound by the Charter of the Target Entity to complete payment of the registered capital.

3.	Seller 1 and Seller 2 have signed a “Ownership Transfer Agreement” as of February 14, 2019, and have executed amendments as of February 21, April 16, and October 24, 2019. These four agreements shall be known as the “45% Ownership Agreements”.

4.	Seller 2 and the original authorized representative of Target Entity, Wang Lei, have executed an Earn-out Agreement as of May 28, 2019 and an amendment to such agreement as of June 10, 2019 regarding the performance of the Target Entity. These agreements shall be known as the “Yuantel Earn-out Agreement”.

Definitions:

1.	For the payment of the required registered capital, the Buyer shall be responsible for all applicable payment of such registered capital as required by the laws of China.

2.	Registered capital: as recorded with the commercial authorities.

3.	Target Entity’s shares to be sold by the Sellers: 57%

4.	This agreement shall be effective as of the date of execution and governed by the laws of the People’s Republic of China.

Section 1: Transfer of Ownership

1.1	Shares of Target Entity to be Sold

The Sellers 1 and 2 shall sell their combined ownership of 57%.

1.2	Effective Date of Transfer

Effective as of June 30, 2020; inclusive of all normal operational gains and losses.

1.3	Price of the Transfer

The Buyer shall pay the Sellers 59.85 million RMB, and an additional 2.20 million RMB to Seller 2, totaling 62.05 million RMB, with details as following:

Seller 1’s ownership of 45% of Target Entity is valued at 47.25 million RMB;

Seller 2’s ownership of 12% of Target Entity is valued at 12.60 million RMB;

Due to previous discrepancy, the Buyer shall compensate Seller 2 with an additional 2.20 million RMB.

1.4	Conditions on Closing

(1)	Sellers obtain approval from its owners, and Buyer obtains waiver of rights, if any, from any owner;

(2)	Complete all commercial registrations;

(3)	Buyer shall make all payments according to clause 1.5 (B).

1.5	Amounts and Method of Payment

(A)	Upon Seller 1 receiving 28.51 million RMB from Buyer, Seller 1 and Seller 2 shall unconditionally void the “45% Ownership Agreements” signed in 2019, and Seller 1 shall return the amount of 16.74 million RMB, without interests, that was previously received from Seller 2, which is to be accomplished by Buyer deducting the amount due Seller 1 of 16.74 million RMB and pay to Seller 2.

(B)	Buyer shall make the payments as stipulated in above clauses 1.3 and 1.5(A) totaling 59.85 million RMB, plus an addition payment of 2.20 million RMB to Seller 2. On completion of these payments, Seller 1 shall have received 28.51 million RMB (with 2 million RMB to be deferred as security deposit per clause 1.8), and Seller 2 shall have received 31.54 million RMB. If full payment is not received by the Sellers by September 30, 2020, this agreement shall be automatically cancelled. The advance deposit of 5 million RMB by Buyer shall be forfeited, other payments shall be returned to Buyer.

1.6	Commercial Registration and Transfer of Ownership

Within 15 days after the completion of all payments, the Sellers shall assist Buyer to make the necessary commercial registration with the appropriate jurisdiction, and also complete hand over of company documents, official chops, transfer of bank accounts, IP systems, etc.

1.7	Buyer’s Advance Deposit

Buyer shall pay an advance deposit of 5 million RMB to the Sellers on the day of execution of this agreement, which is non-refundable in the event Buyer does not carry out its obligations according to this agreement. In the event the Sellers wish to cancel this agreement, the Sellers shall return twice the amount of 5 million RMB to Buyer.

1.8	Security Deposit of Seller 1

Buyer shall withhold 2 million RMB from the payment due Seller 1 and be held until December 15, 2020, against which to be deducted for any unforeseen taxes or payments due the commercial and governmental authorities. Amount not deducted shall be returned to Seller 1, and Seller 1’s obligation in this regards shall be limited to 2 million RMB.

Section 2. Representations and Warranties

2.1	The Sellers hereby provide the following representations and warranties to Buyer.

2.1.1	The Sellers are legal owners of the Target Entity.

2.1.2	All disclosures with any third parties as of the date of this agreement have been disclosed to Buyer.

2.1.3	Absence defaults of the Buyer, the Sellers shall not, as of the date of execution of this agreement, execute any agreements with any third parties regarding ownership, assets or liabilities of the Target Entity.

2.1.4	The Sellers warranty that from the execution of this agreement until the closing of the transaction as contemplated in this agreement, there does not exist any commercial or governmental restrictions upon the transfer of ownership as stipulated hereof.

2.1.5	The Sellers will diligently cooperate with Buyer for all commercial registration, amendments to internal documents, change over of the management team, board members, etc.

2.1.6	The Sellers warranty that all documentation provided to Buyer, inclusive but not limited to commercial registration, financial records, operational structure, assets, intellectual properties, , are all true and correct.

2.1.7	The Sellers warranty that up to the closing of the transaction as contemplated hereof, the license to operate the mobile virtual network operator activities as granted by the Ministry of Industry and Information Technology of China is valid.

2.1.8	Upon the execution of this agreement, the Sellers shall assign one Vice General Manager and one IT technologist to assist personnel from Buyer for hand over purposes.

2.2	Buyer hereby provides the following declarations and warranties to the Sellers.

2.2.1	Buyer has the full ability to carry out its obligations as stipulated in this agreement, and does not foresee any barrier to the ownership of the Target Entity to be transferred to Buyer.

2.2.2	Buyer has the financial ability to make the payments as stipulated in this agreement.

2.3	Notwithstanding contradiction to any of the clauses hereof, the transaction as contemplated hereof shall be made on the current conditions of the Target Entity. Buyer explicitly forfeits rights to further due diligence and relies on the representations and warrants provided by the Sellers.

Section 3. Rights and Duties of the Parties

3.1	Upon receiving complete payments, the Sellers shall no longer posses the ownership of 57% of the Target Entity.

3.2	Within 20 days from receiving complete payments, the Sellers shall obtain all necessary approvals within their respective companies.

3.3	Within 1 day from receiving complete payments, the Sellers shall initiate the transfer of ownership by applying for commercial registration with the proper jurisdiction under the laws of the People’s Republic of China.

Section 4. Confidentiality

4.1	All parties shall respect the confidentiality of the matter and shall not publicly disclose this matter unless required by law.

4.2	Any party shall not publicly disclose this matter without the approval of the other parties.

Section 5. Validity of this Agreement

5.1	This agreement becomes effective as of the date first above written and with the payment of the advance deposit from Buyer to the Sellers.

5.2	Buyer shall be obliged to the terms of this agreement, inclusive but not limited to the payment of the advance deposit according to clause 1.7.

5.3	In the event that during commercial registration, other agreements may become necessary; and if there exist contradictions between those other agreements and this agreement, the terms of this agreement shall prevail.

5.4	Within 30 days from the execution hereof, Buyer shall have the right to transfer its rights and obligations under this agreement to another entity without the approval of the Sellers. Such transfer can only be made once.

Section 6. Force Majeure

6.1	Force majeure shall mean events that are unforeseen and unavoidable, inclusive but not limited to earthquakes, hurricanes, floods, fire, wars, and other generally accepted international incidents.

6.2	Any of the parties effected by force majeure events shall notify the other parties within 180 days from such occurrence.

6.3	If there is dispute over the effects of force majeure, the party that initiates the alteration to this agreement based on force majeure remain responsible for its obligation.

6.4	Force majeure effects do not include any liabilities arise from purposely delaying of execution of this agreement prior to the occurrence of the force majeure event.

Section 7. Liability for Breach of Agreement

7.1	The party that breaches the terms and conditions of this agreement shall be responsible for all damages caused thereof.

7.2	In the event the Sellers breach the terms and conditions of this agreement, the Sellers can be liable to return at least 50% and up to all of the payments received from Buyer back to Buyer, plus direct or indirect damages.

7.3	In the event the Buyer breaches the terms and conditions of this agreement, the Buyer can be liable to compensate 50% of the payments amounts stipulated in this agreement, and plus direct or indirect damages.

7.4	If Buyer wishes to cancel this agreement after the effective date, the Sellers have the right to demand 5 million RMB from the Buyer as the break-up fee. If the Sellers wish to cancel this agreement after the effective, the Buyer has the right to demand 5 million RMB from the Sellers as the break-up fee.

Section 8. Others

8.1	Amendments to this agreement must be in writing and executed by all of the parties.

8.2	Any term of this agreement deemed unenforceable by any court of jurisdiction does not effect the validity of all other terms.

8.3	This agreement supersedes any prior agreements, either oral or written, between the parties on this subject matter.

8.4	Notices – names and addresses as indicated.

8.5	Disputes that cannot be settled between the parties shall be given to the court with jurisdiction within China.

8.6	This agreement has 8 copies, each of Buyer, Seller 1, Seller 2, and the Target Entity shall keep 2 copies.

***** Followed by signature pages.

BEIJING BIG CLOUD CENTURY NETWORK TECHNOLOGY COMPANY, LIMITED

By:	/s/ Pat Sek Yuen Chan
	Name:	Pat Sek Yuen Chan
	Title:	Authorized Representative

JINGGANGSHAN LEIYI VENTURE CAPITAL PARTNERSHIP ENTERPRISE, LIMITED

By:	/s/ Lei Guo
	Name:	Lei Guo
	Title:	Authorized Representative

BIEJING YUANTONG HUAYI TECHNOLOGY GROUP COMPANY, LIMITED

By:	/s/ Che Xinyi
	Name:	Che Xinyi
	Title:	Authorized Representative